EXHIBIT 3.1

                          AGREEMENT AND PLAN OF MERGER

                                       OF

                    GULFWEST ENERGY INC., A TEXAS CORPORATION

                                       AND

                CRIMSON EXPLORATION INC., A DELAWARE CORPORATION



         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of June 28, 2005, made and entered into by and between GulfWest Energy Inc., a Texas corporation ("GulfWest"), and Crimson Exploration Inc., a Delaware corporation ("Crimson"), which corporations are sometimes referred to herein as the "Constituent Corporations."

                              W I T N E S S E T H:

         WHEREAS, GulfWest is a corporation organized and existing under the laws of the State of Texas, having been incorporated on July 22, 1992; and

         WHEREAS, Crimson is a wholly-owned subsidiary corporation of GulfWest, having been incorporated on June 13, 2005; and

         WHEREAS, the respective Boards of Directors of GulfWest and Crimson have determined that it is desirable to merge GulfWest into Crimson (the "Merger"); and

         WHEREAS, the parties intend by this Agreement to effect a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended;

         NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that GulfWest shall be merged into Crimson upon the terms and conditions set forth below.

                                   ARTICLE I
                                     MERGER

         On the effective date of the Merger (the "Effective Date"), as provided herein, GulfWest shall be merged into Crimson, the separate existence of GulfWest shall cease and Crimson (hereinafter sometimes referred to as the "Surviving Corporation") shall continue to exist under the name of Crimson by virtue of, and shall be governed by, the laws of the State of Delaware. The address of the registered office of the Surviving Corporation in the State of Delaware will be Corporation Trust Center, 1209 Orange Street, in the County of New Castle, in the City of Wilmington, Delaware 19801.

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                                   ARTICLE II
              CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

         The name of the Surviving Corporation shall be "Crimson Exploration Inc." The Certificate of Incorporation of the Surviving Corporation, attached hereto as Exhibit A, as in effect on the date hereof shall be the Certificate of Incorporation of Crimson (the "Delaware Charter") without change, unless and until amended in accordance with Article VIII of this Agreement or otherwise amended in accordance with applicable law.

                                  ARTICLE III
                       BYLAWS OF THE SURVIVING CORPORATION

         The Bylaws of the Surviving Corporation as in effect on the date hereof shall be the Bylaws of Crimson (the "Delaware Bylaws") without change, unless and until amended in accordance with applicable law.

                                   ARTICLE IV
              EFFECT OF MERGER ON STOCK OF CONSTITUENT CORPORATIONS

     4.1 On the Effective Date, each outstanding share of Class A Common Stock of GulfWest, par value $.001 per share, (the "Common Stock"), other than the shares, if any, for which appraisal rights have been perfected under Articles
5.12 and 5.13 of the Texas Business Corporation Act ("TBCA"), shall be converted into one share of Common Stock, $.001 par value per share, of Crimson (the "Delaware Common Stock"), and each outstanding share of Delaware Common Stock held by GulfWest shall be retired and canceled. In addition, on the Effective Date, (i) each outstanding share of GulfWest's Series D Preferred Stock, par value $.01 per share ("Series D"), shall be converted into one share of the corresponding series of Crimson's Series D Preferred Stock, $.01 par value per share (the "Delaware Series D"); (ii) each outstanding share of GulfWest's
Cumulative Convertible Preferred Stock, Series E, par value $.01 per share ("Series E"), shall be converted into one share of the corresponding series of Crimson's Cumulative Convertible Preferred Stock, Series E, $.01 par value per share (the "Delaware Series E"); (iii) each outstanding share of GulfWest's Series G Convertible Preferred Stock, par value $.01 per share ("Series G"), other than the shares, if any, for which appraisal rights shall be perfected under Articles 5.12 and 5.13 of the TBCA, shall be converted into one share of the corresponding series of Crimson's Series G Convertible Preferred Stock, $.01 par value per share (the "Delaware Series G"); and (iv) each outstanding share of GulfWest's Series H Convertible Preferred Stock, par value $.01 per share ("Series H" and together with Series D, Series E and Series G, the "Preferred Stock"), other than the shares, if any, for which appraisal rights have been perfected under Articles 5.12 and 5.13 of the TBCA, shall be converted into one share of the corresponding series of Crimson's Series H Convertible Preferred Stock, $.01 par value per share (the "Delaware Series H" and together with the Delaware Series D, the Delaware Series E and the Delaware Series G, the
"Delaware Preferred Stock"). The shares of Delaware Preferred Stock shall be identical to the shares of Preferred Stock in substantially all other aspects. The powers, designations, preferences, and rights of the Delaware Preferred Stock are described in more detail in the Certificates of Designation, attached hereto as Exhibit B.

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     4.2 All options and rights to acquire the Common  Stock under the  GulfWest
2004 Stock Option and Compensation Plan and the GulfWest 2005 Stock Incentive Plan, and under all other outstanding options, warrants or rights outstanding on the Effective Date, will automatically be converted into equivalent options, warrants and rights to purchase the same number of shares of Delaware Common Stock.

     4.3 After the Effective Date, (i) certificates representing shares of the Common Stock will represent shares of Delaware Common Stock, and (ii) certificates representing shares of the Preferred Stock will represent shares of Delaware Preferred Stock, and upon surrender of the same to the transfer agent for Crimson, the holder thereof shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Delaware Common Stock or Delaware Preferred Stock into which such shares of Common Stock or Preferred Stock shall have been converted pursuant to Article 4.1.

                                   ARTICLE V
    CORPORATE EXISTENCE, POWERS AND LIABILITIES OF THE SURVIVING CORPORATION

     5.1 On the Effective Date, the separate existence of GulfWest shall cease. GulfWest shall be merged with and into Crimson, the Surviving Corporation, in accordance with the provisions of this Agreement. Thereafter, Crimson shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and shall be subject to all the restrictions, disabilities and duties of each of the parties to this Agreement; all singular rights, privileges, powers and franchises of GulfWest and Crimson, and all property, real, personal and mixed and all debts due to each of them on whatever account, shall be vested in Crimson; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of Crimson, the Surviving Corporation, as they were of the respective constituent entities, and the title to any real estate, whether by deed or otherwise, vested in GulfWest and Crimson, or either of them, shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and all liens upon the property of the parties hereto, shall be preserved unimpaired, and all debts, liabilities and duties of GulfWest, shall thenceforth attach to Crimson, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     5.2 GulfWest agrees that it will execute and deliver, or cause to be executed and delivered, all such deeds and other instruments and will take or cause to be taken such further or other action as the Surviving Corporation may deem necessary in order to vest in and confirm to the Surviving Corporation title to and possession of all the property, rights, privileges, immunities, powers, purposes and franchises, and all and every other interest of GulfWest and otherwise to carry out the intent and purposes of this Agreement.

                                   ARTICLE VI
                 OFFICERS AND DIRECTORS OF SURVIVING CORPORATION

     6.1 Upon the Effective Date, the officers and directors of GulfWest shall become the officers and directors of Crimson, and such persons shall hold office in accordance with the Delaware Bylaws until their respective successors shall have been appointed or elected.

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     6.2 If upon the  Effective  Date,  a  vacancy  shall  exist in the Board of
Directors of the Surviving Corporation, such vacancy shall be filled in the manner provided by the Delaware Bylaws.

                                  ARTICLE VII
                                DISSENTING SHARES

     7.1 Holders of shares of Common Stock, Series G and Series H who have complied with all requirements for perfecting their rights of appraisal set forth in Articles 5.12 and 5.13 of the TBCA shall be entitled to their rights under Texas law with payments to be made by the Surviving Corporation.

                                  ARTICLE VIII
 APPROVAL BY SHAREHOLDERS, EFFECTIVE DATE, CONDUCT OF BUSINESS PRIOR TO
                                 EFFECTIVE DATE

     8.1 Promptly after the approval of this Agreement by the requisite number of shareholders of GulfWest, the respective Boards of Directors of GulfWest and Crimson will cause their duly authorized officers to make and execute Articles of Merger and a Certificate of Merger or other applicable certificates or documentation effecting this Agreement and shall cause the same to be filed with the Secretaries of State of Texas and Delaware, respectively, in accordance with the TBCA and the Delaware General Corporation Law (the "DGCL"). The Effective Date shall be the date on which the Merger becomes effective under the TBCA or the date on which the Merger becomes effective under the DGCL, whichever occurs later.

     8.2 The Boards of Directors of GulfWest and Crimson may amend this Agreement and the Delaware Charter or Bylaws at any time prior to the Effective Date, provided that an amendment made subsequent to the approval of the Merger by the shareholders of GulfWest may not (i) change the amount or kind of shares to be received in exchange for or on conversion of the shares of the Common
Stock or Preferred Stock; or (ii) alter or change any of the terms and conditions of this Agreement or the Delaware Charter or Bylaws if such change would adversely affect the holders of the Common Stock or Preferred Stock.

                                   ARTICLE IX
                              TERMINATION OF MERGER

         This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date, whether before or after shareholder approval of this Agreement, by the consent of the Board of Directors of GulfWest and Crimson.

                                   ARTICLE X
                                  MISCELLANEOUS

     10.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

     10.2 EXPENSES. If the Merger becomes effective, the Surviving Corporation shall assume and pay all expenses in connection therewith not theretofore paid by the respective parties. If for any reason the Merger shall not become effective, GulfWest shall pay all expenses incurred in connection with all the proceedings taken in respect of this Merger Agreement or relating thereto.

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     10.3 AGREEMENT.  An executed copy of this Merger  Agreement will be on file at the principal place of business of the Surviving Corporation at 480 N. Sam Houston Parkway E., Suite 300, Houston, Texas 77060, and, upon request and without cost, a copy thereof will be furnished to any shareholder.

     10.4 COUNTERPARTS. This Merger Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective Presidents and Secretaries, all as of the day and year first above written.

                                 GULFWEST ENERGY INC.,
                                 a Texas corporation


                                 By:  /s/ Allan D. Keel
                                      ------------------------------------------
                                      Allan D. Keel, President
                                      and Chief Executive Officer

ATTEST:

Jim C. Bigham
------------------------------
Jim C. Bigham, Secretary

                                CRIMSON EXPLORATION INC.,
                                a Delaware corporation


                              By:  /s/ Allan D. Keel
                                   ---------------------------------------------
                                   Allan D. Keel, President
                                   and Chief Executive Officer

ATTEST:

/s/ Jim C. Bigham
---------------------------------------------
Jim C. Bigham, Secretary


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